Exhibit 99.1

SYNTHETECH ANNOUNCES ENGAGEMENT OF FINANCIAL ADVISOR TO EVALUATE STRATEGIC ALTERNATIVES

Albany, Oregon – June 28, 2010 – Synthetech, Inc. (NZYM.OB) today announced that it has engaged Brocair Partners, LLC to conduct a comprehensive review of strategic alternatives aimed at enhancing shareholder value.  Strategic alternatives Synthetech may pursue could include, among others, execution of Synthetech's operating plan, the sale or acquisition of assets or businesses, partnering or other collaboration agreements or arrangements, a merger or sale of the company or other strategic transactions.  The exploration of strategic alternatives may not result in any agreement or transaction and, if completed, any agreement or transaction may not be successful or on attractive terms.  Synthetech does not intend to disclose developments with respect to this process unless and until the evaluation of strategic alternatives has been completed or it enters into definitive agreements for a specific, material transaction.

About Synthetech
Synthetech, Inc., based in Albany, Oregon, is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments and proprietary custom chiral intermediates primarily for the pharmaceutical industry.  Synthetech produces advanced pharmaceutical intermediates in accordance with current Good Manufacturing Practices (cGMP) in compliance with U.S. Food and Drug Administration (FDA) regulations.  Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic (peptide-like) small molecule drugs from early stages of a customer’s clinical development through market launch and into commercial production.  Synthetech’s products also support the production of chemically-based medical devices.  Synthetech’s domestic and international customer base includes major and mid-size pharmaceutical, contract drug synthesis, emerging and established biotechnology and medical device companies.  Synthetech also supplies catalog quantities of specialty amino acids to research institutions, universities and drug discovery firms.

MORE INFORMATION:
Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:
Gary Weber, CFO
PO Box 646 Albany, Oregon 97321
541 967-6575